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                                    EXHIBIT 10.20

                             MEMORANDUM OF UNDERSTANDING

                                  FOR SETTLEMENT OF

                         IN RE PROCYTE SECURITIES LITIGATION

                                 CAUSE NO. C94-1557WD

Defendants, ProCyte Corporation, Karen Hedine and Joseph Ashley (hereinafter referred to as "ProCyte"), and the named plaintiffs acting as class representatives, in the above-captioned action, by and through their counsel of record, hereby agree to the following terms for the complete settlement of IN RE PROCYTE SECURITIES Litigation. The parties will prepare and sign a Stipulation of Settlement and any other necessary and related documents which encompass the following general terms:

1. A class of all persons who purchased ProCyte common stock from February 9, 1993 through October 17, 1994, including in public offerings, shall be certified (the "Class").

2.    ProCyte shall pay to the Class the amount of $7.75 million.  At least
$2.5 million of that sum shall be in cash. The balance shall be payable in stock or cash at ProCyte's discretion. The stock shall be issued and distributed to the settlement fund within ten days of final approval of the settlement by Judge Dwyer. The amount of stock necessary to fund the non-cash portion of the settlement shall be priced at market on the date of final approval of the settlement by Judge Dwyer. Upon pricing at market, that price shall be guaranteed by the Company for 180 days from the date of distribution. In the event that the stock price declines during that 180 days, so that the price at which any stock was sold during such 180 days, when added with the cash and the value of any stock held on the 180th day, falls below $7.75 million, ProCyte will add within 30 days cash or stock to make up that difference.

3. The settlement documents shall include a plan whereby the sale of settlement stock will not adversely affect the price of ProCyte stock in general.

4. The parties agree that the settlement of this action is expressly conditioned upon defendants' director and officer insurers' consent to this settlement and is further expressly conditioned upon a minimum of $3 million being paid by the insurers. Defendants shall have three weeks to procure the insurers' consent to the settlement and to procure their commitment to pay no less than $3 million towards the settlement. Defendants will use their best efforts to promptly obtain payment from the insurers. Upon receipt of payment from the insurers in an amount not less than $3 million, the Company shall cause the sum of $2.5 million to be placed in an interest bearing account for the benefit of the class.

5. ProCyte shall draft a press release announcing the tentative settlement. The announcement shall state that ProCyte denies any liability but has compromised this suit to permit management's attention and Company resources to be devoted solely to the important business of building long-term shareholder value in the Company. Plaintiffs shall issue no public statement about the settlement. All parties' public comments shall be consistent with the Company's denial of any wrongdoing and/or with the Company's press release. The proposed settlement shall remain confidential until the press release is issued.

6. All matters in the above-captioned action are stayed pending further order of the Court.

7. The parties will agree on a detailed settlement documents to reflect the above general terms as soon as practicable. The parties shall cooperate in drafting and executing the necessary settlement documents. In the event of any disputes as to the terms of the parties' agreement, the parties shall be bound by the Honorable Thomas S. Zilly's resolution of the disagreement or dispute with regard to any such terms.


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IT IS SO AGREED this _____ day of ______________, 1996.


HAGENS & BERMAN                        PERKINS COIE



By                                     By
  -----------------------------------    ----------------------------------
  Steve W. Berman                        Ronald L. Berenstain
Attorneys for the Class                  Michael Himes
                                       Attorneys for Defendants

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